Exhibit 11.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing registration statement on Form 1-A of our report dated October 27, 2020, relating to the financial statements of GoooGreen, Inc. as of December 31, 2019 and 2018 and for the years then ended (which report expressed an unqualified opinion on the financial statements modified for uncertainty relating to the substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the financial statements). We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California

October 28, 2020